Exhibit 1.3

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS

Amended June 23, 2006

KYOCERA CORPORATION

REGULATIONS OF THE BOARD OF DIRECTORS

OF

KYOCERA CORPORATION

CHAPTER 1. GENERAL PROVISIONS

Article 1. Purpose

All matters relating to the Board of Directors of the Company shall be governed by these Regulations in addition to laws and regulations and the Articles of Incorporation.

Article 2. Organization

1. The Board of Directors shall consist of all Directors.

2. The Corporate Auditors shall attend meetings of the Board of Directors and, when necessary, express their opinions thereat.

Article 3. Meetings

Meetings of the Board of Directors shall, in principle, be held once a month; provided, however, that extraordinary meetings may be held whenever necessary.

CHAPTER 2. CONVOCATION

Article 4. Persons Authorized to Convene Meetings

1. Unless otherwise provided for by the laws and regulations, the Chairman of Board of Directors shall convene the meeting of the Board of Directors and take the chair.

2. Should there be a vacancy for the Chairman of Board of Directors or should the Chairman of the Board of Directors be unable to so act, the President shall, and should the President be unable to so act, one of the other Directors in the order determined in advance by the Board of Directors shall convene the Board of Directors and take the chair.

Article 5. Convocation Procedure

1. Convocation notice of meetings of the Board of Directors shall be dispatched to each Director and Corporate Auditor at least three days prior to the date set for such meetings; provided, however, that such period may be shortened in case of emergency.

2. Meetings of the Board of Directors may be held without taking convocation procedures if unanimous consent is obtained from all Directors and the Corporate Auditors.

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CHAPTER 3. PROCEEDINGS

Article 6. Chairman

The Chairman of the Board of Directors shall preside over meetings of the Board of Directors. Should the office of the Chairman of the Board of Directors be vacant or should the Chairman of the Board of Directors be unable to act in this capacity, the President shall act in his capacity, and further, should the President be unable to act in this capacity, one of the other Directors, in an order fixed in advance by the Board of Directors, shall act in his capacity.

Article 7. Matters to be Submitted

Matters which must be submitted to meetings of the Board of Directors shall be set forth in Appendix 1 attached hereto.

Article 8. Method of Resolutions

1. Resolutions of the Board of Directors shall be adopted by a majority of the Directors present, the quorum being a majority of the Directors.

2. A Director who has a special interest in any matter to be acted upon by the Board of Directors shall not be entitled to vote on such matter, in which case such Director shall not be counted for the purpose of establishing a quorum.

3. The Company may deem that the resolution at the meeting of Board of Directors to approve the matter that requires the resolution at the meeting of Board of Directors has been adopted, when all Directors who are able to participate in a resolution of such matter have given their consents thereto in writing or through electronic record, except for the case where any of the Corporate Auditors raise objection against it.

Article 9. Ratification

1. Should it prove impossible to submit any particular matter to a meeting of the Board of Directors due to an emergency or other unavoidable reason, a Representative Director may, notwithstanding the provisions of the preceding Article to the contrary, deal with the matter in such manner as he deems proper.

2. In the case set forth in the preceding paragraph, the Representative Director shall report the disposition of such matter to the Board of Directors without delay and obtain its approval.

Article 10. Attendance by Third Parties

The Board of Directors may, when it deems necessary, cause any person other than the Directors and Corporate Auditors attend a meeting of the Board of Directors and seek his opinion or explanation thereat.

Article 11. Matters to be Reported

1. The President shall report on the conditions of the execution of the affairs of the Company to the Board of Directors at least once every three (3) months.

2. Matters other than those provided in the preceding subparagraph which must be reported to meetings of the Board of Directors shall be set forth in Appendix 2 attached hereto.

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Article 12. Minutes

1. The substance of the proceedings of a meeting of the Board of Directors and the results thereof and other matters as required by the laws and regulations shall be recorded in the minutes, and the Directors and Corporate Auditors present at the meeting shall affix their names and seals to the minutes.

2. Such minutes shall be kept for ten (10) years at the head office of the Company.

CHAPTER 4. MISCELLANEOUS PROVISIONS

Article 13. Other Matters

Matters relating to the management of the Board of Directors which are not prescribed by laws and regulations, the Articles of Incorporation or these Regulations, shall, in the case of matters relating to the convocation of a meeting of the Board of Directors, be determined by the person authorized to convene the meeting and, in all other cases, be determined by the Chairman of the meeting.

Article 14. Procedure of Amendment

Amendment of these Regulations shall be approved by a resolution of the Board of Directors.

SUPPLEMENTARY PROVISIONS

These Regulations shall take effect on June 23, 2006

(Established) (Amended) (Amended) (Amended) (Amended) (Amended) (Amended) (Amended) (Amended)	March 30, 1959 July 1, 1971 May 15, 1987 June 26, 1992 August 23, 1993 June 27, 1997 March 19, 2001 July 29, 2002 June 23, 2006

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Appendix 1

Matters to Be Submitted to Meetings

of the Board of Directors

Items 1 through 11 hereinbelow constitute those matters which must be submitted to meetings of the Board of Directors in accordance with Article 7 of the Regulations of the Board of Directors. With respect to items 7, 8 and 9, standard are determined but additional matters must be submitted as well.

Type of Matter	Standards, Comments
1. Business plans

(1) Annual business plans	Master plans and revised master plans are to be submitted as part of annual business plans

(2) Approval of numerical figures to be published for forecasted business results and revised forecasted business results

2. Matters concerning General Meetings of Shareholders

(1) Convocation of a General Meeting of Shareholders and determining the agenda and proposals to be submitted thereto

(2) Fixing record date in order to confirm the list of shareholders (if such record date is not provided for by the Articles of Incorporation)

(3) Deciding whether a proposal submitted by a shareholder should be presented to a General Meeting of Shareholders

(4) Deciding the order of those authorized to convene a General Meeting of Shareholders

(5) Deciding the order of those authorized to act as Chairman of a General Meeting of Shareholders

Type of Matter	Standards, Comments

3. Matters concerning Closing of Accounts

(1) Approval of accounting statements

(1) Accounting statements for full-year, half-year and each quarter which are to be approved by the Board of Directors and/or prepared for public disclosure in accordance with the law must be submitted.

(Note:) “accounting statements” shall consist of unconsolidated and consolidated balance sheets, profit and loss statements, statements for changes in equity and notes thereto, explanatory comments to unconsolidated statements, consolidated cash flows statements and business reports, etc.

(2) Deciding to pay an interim dividend and the amount thereof.

(3) Approval of forecasted dividends and revised forecasted dividends.

4. Matters concerning Directors

(1) Election and retirement of Representative Directors

(2) Election and retirement of Executive Directors

(3) Determination of duties of each Director

(4) Determination of the order of the Directors who shall convene a Meeting of the Board of Directors

(5) Determination of the order of the Directors who shall act as Chairman at a Meeting of the Board of Directors

(6) Approval of engagement by a Director in any competitive business	(Note:) “competitive business” shall consist of a Director, acting on his own behalf or as the representative or agent of another company, engaging in a transaction which pertains to the ordinary business of the Company.

Type of Matter	Standards, Comments
(7) Approval of a transaction between a Director and the Company	(Note:) “transaction between a Director and the Company” shall consist of Director, acting on his own behalf or as the representative or agent of another company, engaging in a transaction with the Company.

(8) Allocation of the remuneration of Directors as previously determined by the General Meeting of Shareholders

(9) Allocation of the bonuses of Directors as previously determined by the General Meeting of Shareholders

(10) Determination of the amount and manner of payment of retirement allowances or condolence money payable to Directors as previously determined by the General Meeting of Shareholders

(11) Basic policy for corporate governance and internal control of Kyocera Group

5. Matters concerning Shares

(1) Offering of shares to be newly issued or of treasury shares to be disposed of (Issuance of new shares for offering, etc.)

(2) Stock splits

(3) Allocation of shares without consideration

(4) Appointment of a manager of the shareholders register and designation of its management office

(5) Issuance of stock acquisition rights

(6) Method for acquisition of its own stock by the Company as per the approval at its General Meeting of Shareholders

(7) Acquisition and cancellation of its own stock by the Company

6. Matters concerning Personnel and Organization

(1) Management of key personnel, i.e., General Managers of divisions and officers in similar positions

Type of Matter	Standards, Comments

(2) Selection of support personnel to be seconded to important subsidiaries and affiliated companies

(3) Appointment and dismissal of counselors and consultants who are not employees

(4) Establishment, relocation and closure of the head office and branch offices	(Note:) “head office” and “branch offices” shall consist of those places of business which have been registered as a head office or a branch office in the commercial registry.

(5) Establishment, relocation and closure of a principal place of business

7. Matters concerning Businesses

(1) Planning of new business in conjunction with a newly-established business department

(2) Business collaborations which are important to the business of the Company	(Note:) whether or not a matter is “important to the business of the Company” shall be determined based on reference to the applicable standards which require disclosure of important matters to Stock Exchanges.

(3) Sale or acquisition of a business

(4) A significant amount of investment or the disposition thereof	(Note:) a minimum of ¥100,000,000 per transaction

(5) Acquisition or disposal of shares in conjunction with changes of subsidiaries and affiliated companies (including the establishment and liquidation of subsidiaries and affiliated companies)	(Note:) “in conjunction with changes of subsidiaries and affiliated companies” shall consist of cases where a company becomes a subsidiary or affiliated company pursuant to such acquisition of shares and cases where such company is no longer a subsidiary or affiliated company in consequence of such disposal of shares.

Type of Matter	Standards, Comments
8. Matters concerning Assets

(1) Acquisition of important assets

Regarding items (1) through (7):

- Real property, contracted construction:

a minimum of ¥3,000,000,000 per transaction

- Personal property, software:

a minimum of ¥1,000,000,000 per transaction

- Intellectual property rights, (including know-how but excluding software):

a minimum of ¥500,000,000 per transaction

(2) Transfer or destruction of important assets

(3) Loaning important assets to a third party

(4) Borrowing important assets from a third party

(5) Leasing important assets

(6) Establishment of security interests in important assets (7) Selection of a contractor for important construction and determination of the terms and conditions of the contract therefor

9. Matters concerning Funds

(1) Issuance of bonds and bonds with stock acquisition rights	(Note:)

(2) A significant amount of loan	(2) a minimum of ¥100,000,000 per transaction

(3) Guarantee of a significant amount of debt	(3) a minimum of ¥100,000,000 per transaction

(4) Discharge of a significant amount of debt	(4) a minimum of ¥100,000,000 per transaction

(5) A significant amount of donation	(5) a minimum of ¥100,000,000 per transaction

(6) A significant amount of borrowing	(6) a minimum of ¥5,000,000,000 per transaction

Type of Matter	Standards, Comments

10. Establishment and Revocation of Important Regulations

(1) Regulations of the Board of Directors

(2) Regulations for Employee Retirement Allowances

(3) Share Handling Regulations

(4) Regulations to Prevent Insider Transactions

(5) Regulations concerning Management of Funds

(6) Regulations concerning Transfers, Business Trips and Duties of Employees

11. Others

(1) Institution of or response to a lawsuit which is of importance in the management of the Company	With respect to items (1), (2) and (3), whether or not a matter is “of important in the management of the Company” shall be determined based on reference to the applicable standards which require disclosure of important matters to Stock Exchanges.

(2) Settlement or withdrawal of a lawsuit which is of importance in the management of the Company

(3) Decision on the policy or compromise of a dispute which is of importance in the management of the Company

(4) Other important or extraordinary matters concerning the execution of business of the Company

Appendix 2

Matters to Be Reported to Meetings

of the Board of Directors

Those matters which must be reported to meetings of the Board of Directors in accordance with Article 11.2 of the Regulations of the Board of Directors are as follows:

Matters to Be Reported

(1)	Monthly business plans and the status of their implementation

(2)	Important facts concerning competing transactions by Directors

(3)	Important facts concerning transactions between Directors and the Company

(4)	Important funding plans, investment plans business acquisition plans and other important business plans concerning subsidiaries,

(5)	Other matters deemed necessary by the Board of Directors